VERA BRADLEY ANNOUNCES FISCAL THIRD QUARTER 2019 RESULTS

Third quarter net income totaled $4.2 million, or $0.12 per diluted share

Third quarter net revenues totaled $97.7 million

Continued improvement in full-price selling and reduced clearance drove meaningful gross profit margin increase in the third quarter

Third quarter ended with a strong cash and investment position of $131.6 million, no debt, and year-over-year inventories down 3.8% to $96.3 million

Management narrows annual diluted EPS guidance range to $0.57 to $0.60

FORT WAYNE, Ind., December 12, 2018 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fiscal third quarter and nine months ended November 3, 2018.

Comments on Performance and Looking Ahead

Robert Wallstrom, Chief Executive Officer, noted, “During the quarter, we continued to successfully execute against our Vision 20/20 strategy, our comprehensive plan to strengthen our brand and financial health by substantially lowering clearance sales and reducing our expense structure. We lowered our clearance selling by over 70%, and our full-price business once again grew by double digits over last year. As a result, we are especially pleased with our year-over-year third quarter gross margin rate improvement.

“Third quarter earnings were modestly below our expectations, primarily due to revenues at the low end of our guidance and a gross margin rate that was slightly below our guidance. Higher-than-expected shipping costs offset some of our margin expansion, which brought our overall margin rate modestly under guidance. SG&A expenses were in line with expectations.”

Wallstrom continued, “As we dramatically adjusted the level of clearance on verabradley.com and in our full-line stores, we expected that sales performance this year could be a bit inconsistent. While softer than expected October sales affected third quarter performance, we were pleased to see strong performance over Black Friday weekend and on Cyber Monday, particularly as we focused more on full-price selling and less on clearance. Customers responded to our simplified and more impactful promotional messaging and our focus on key items over the holiday weekend.”

Wallstrom added, “We have made excellent progress on Vision 20/20 over the last several quarters. During the last nine months, we have reduced clearance activity on verabradley.com and in our full-line stores by over 70% and increased our full-price selling in these channels by approximately 20%. Product innovation and newness are driving our brand appeal, and we have meaningfully reduced SG&A expenses through diligent expense management. We have also increased our year-over-year cash and investment balances by over $20 million to $131.6 million.”

“By executing Vision 20/20, our business and brand are becoming healthier, and our customers are responding. We are creating a solid foundation and are excited about our growth prospects,” Wallstrom concluded.

Summary of Financial Performance for the Third Quarter

Net revenues totaled $97.7 million for the current year third quarter ended November 3, 2018, compared to $114.1 million in the prior year third quarter ended October 28, 2017. Revenues were at the low end of the Company’s guidance range of $98 million to $103 million.

For the current year third quarter, the Company posted net income of $4.2 million, or $0.12 per diluted share.

For the prior year third quarter, the Company posted net income of $0.4 million, or $0.01 per diluted share. These results included $7.9 million of after-tax charges comprised of:

•	Store impairment charges of $3.7 million;

•	Severance charges of $1.8 million;

•	Strategic plan consulting fees of $1.5 million; and

•	Other charges of $0.9 million, including inventory adjustments related to discontinued product categories and a net lease termination charge.
On a non-GAAP basis, excluding these charges, the Company’s net income totaled $8.3 million, or $0.23 per diluted share.

Summary of Financial Performance for the Nine Months

Net revenues totaled $297.9 million for the current year nine months ended November 3, 2018, compared to $322.6 million in the prior year nine-month period ended October 28, 2017.

For the current year nine months, the Company posted net income of $12.1 million, or $0.34 per diluted share.

For the prior year nine months, the Company posted a net loss of ($1.5) million, or ($0.04) per diluted share. These results included $11.2 million of after-tax charges comprised of:

•	Store impairment charges of $3.7 million;

•	Severance charges of $3.4 million;

•	Strategic plan consulting fees of $2.9 million; and

•	Other charges of $1.2 million, including inventory adjustments related to discontinued product categories and net lease termination charges.
On a non-GAAP basis, excluding these charges, the Company’s net income totaled $9.7 million, or $0.27 per diluted share, for the nine months. Current year diluted earnings per share increased 25.9% over last year’s non-GAAP diluted earnings per share.

Third Quarter Details

The non-GAAP prior year third quarter income statement numbers referenced below exclude the previously disclosed store impairment, severance, consulting, and other charges.

Current year third quarter Direct segment revenues totaled $73.5 million, an 11.7% decrease from $83.2 million in the prior year third quarter. As previously disclosed, Direct segment revenues reflect the movement of approximately $6 million to the second quarter this year from the third quarter last year, related to the timing of promotional events (negatively affecting current year third quarter revenues). Comparable sales (including e-commerce and the event shift) decreased 16.5% for the quarter (reflecting a 13.1% decrease in comparable store sales and a 24.8% decrease in e-commerce sales), which was partially offset by new store growth (the Company opened six factory outlet stores during the past 12 months). Excluding the event shift, management estimates comparable sales would have declined by 9.5% for the quarter. As expected, third quarter comparable sales (particularly those of verabradley.com) were negatively impacted by the previously mentioned reduction in clearance activity. Full-price selling in the Company’s full-line stores and on verabradley.com increased by double digits the quarter.

Indirect segment revenues totaled $24.2 million, a decrease of 21.7% from $30.9 million in the prior year third quarter, reflecting a reduction in orders from both specialty accounts and certain key accounts, as well as a smaller department store presence.

Gross profit for the quarter totaled $57.2 million, or 58.5% of net revenues, compared to $63.8 million, or 55.9% of net revenues, in the prior year third quarter. On a non-GAAP basis, the prior year gross profit for the quarter was $64.8 million, or 56.8% of net revenues. The year-over-year 170 basis point gross profit percentage improvement primarily related to reduced clearance activity and increased full-price selling on verabradley.com and in the Company’s full-line stores, channel mix changes, and a reduction in product cost. The gross profit percentage was modestly below guidance of 59.0% to 59.2% primarily due to higher-than-expected inbound shipping costs.

Selling, General, and Administrative (“SG&A”) expense totaled $51.9 million, or 53.1% of net revenues, in the current year third quarter, compared to $63.5 million, or 55.7% of net revenues, in the prior year third quarter. On a non-GAAP basis,

SG&A expense totaled $52.0 million, or 45.5% of net revenues, in the prior year third quarter. SG&A expenses were within the guidance range of $51 to $53 million.

The Company’s operating income totaled $5.3 million, or 5.5% of net revenues, in the current year third quarter, compared to $0.5 million, or 0.4% of net revenues, in the prior year third quarter. On a non-GAAP basis, the Company’s operating income totaled $13.0 million, or 11.4% of net revenues, in the prior year third quarter.

By segment, Direct operating income was $14.3 million, or 19.4% of net revenues, compared to $11.2 million, or 13.5% of net revenues, in the prior year. On a non-GAAP basis, Direct operating income was $17.6 million, or 21.2% of net revenues, in the prior year. Indirect operating income was $10.1 million, or 41.6% of net revenues, compared to $10.5 million, or 34.0% of net revenues, in the prior year. On a non-GAAP basis, Indirect operating income was $12.2 million, or 39.6% of net revenues, in the prior year.

Details for the Nine Months

The prior year non-GAAP income statement numbers referenced below exclude the previously outlined store impairment, severance, consulting, and other charges.

Direct segment revenues for the current year nine-month period totaled $230.0 million, a 4.7% decrease from $241.3 million in the prior year. Comparable sales (including e-commerce) decreased 9.9% for the period (reflecting a 4.9% decline in comparable store sales and a 23.2% decrease in e-commerce sales), which was partially offset by new store growth (the Company opened six factory outlet stores during the past 12 months). As expected, comparable sales (particularly on verabradley.com) were negatively impacted by the previously mentioned reduction in clearance activity. Full-price selling in the Company’s full-line stores and on verabradley.com increased approximately 20% for the nine months.

Indirect segment revenues for the nine months decreased 16.5% to $67.9 million from $81.3 million in the prior year, reflecting a reduction in orders from both specialty accounts and certain key accounts.

Gross profit for the nine months totaled $171.5 million, or 57.6% of net revenues, compared to $179.8 million, or 55.7% of net revenues, in the prior year. On a non-GAAP basis, gross profit for the prior year nine months totaled $180.8 million, or 56.0% of net revenues. The year-over-year 160 basis point gross profit improvement primarily related to reduced clearance activity and increased full-price selling on verabradley.com and in the Company’s full-line stores, freight and shipping savings, channel mix changes, and a reduction in product cost.

SG&A expense totaled $156.3 million, or 52.5% of net revenues, in the current year nine months, compared to $181.0 million, or 56.1% of net revenues, in the prior year. On a non-GAAP basis, SG&A expense totaled $164.3 million, or 50.9% of net revenues, in the prior year.

For the nine months, the Company’s operating income totaled $15.4 million, or 5.2% of net revenues, compared to an operating loss of ($0.6) million, or (0.2%) of net revenues, in the prior year nine-month period. On a non-GAAP basis, excluding the previously outlined charges, the Company’s operating income was $17.1 million, or 5.3% of net revenues, in the prior year.

By segment, Direct operating income was $43.9 million, or 19.1% of net revenues, compared to $35.4 million, or 14.7% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously outlined charges, Direct operating income was $42.1 million, or 17.4% of net revenues, in the prior year nine-month period. Indirect operating income was $27.2 million, or 40.0% of net revenues, compared to $27.8 million, or 34.2% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously outlined charges, Indirect operating income was $29.5 million, or 36.3% of net revenues, in the prior year nine-month period.

Balance Sheet

Net capital spending for the third quarter and nine months totaled $0.7 million and $6.6 million, respectively.

During the third quarter, the Company repurchased approximately $7.5 million of its common stock (approximately 532,000 shares at an average price of $14.15). The Company had approximately $2.3 million remaining under its share repurchase authorization at quarter end. In November 2018, the Company repurchased the $2.3 million remaining under the plan, and the board of directors authorized a new $50 million share repurchase authorization that expires in December 2020.

Cash, cash equivalents, and investments as of November 3, 2018 totaled $131.6 million compared to $108.1 million at the end of last year’s third quarter. The Company had no debt outstanding at quarter end. Quarter-end inventory was $96.3 million compared to $100.1 million at the end of last year’s third quarter and within the Company’s guidance range of $90 million to $100 million.

Fourth Quarter and Fiscal Year 2019 Outlook

All numbers referenced below are non-GAAP. Prior year non-GAAP numbers exclude the previously disclosed severance charges, store impairment charges, strategic plan consulting fees, tax reform legislation charge, and other charges. The current year non-GAAP estimates below exclude any potential similar charges.

For the fourth quarter of fiscal 2019, the Company expects:

•	Net revenues of $114 to $119 million compared to prior year fourth quarter revenues of $132.0 million. The decline is largely driven by reduced clearance.

•
A gross profit percentage of 56.0% to 56.5% compared to a non-GAAP adjusted gross profit percentage of 56.3% in the prior year fourth quarter. Factors expected to improve the year-over-year rate, such as improved full-price selling, a higher percentage of made-for-factory (MFO) product sold within the factory channel, and operational savings, are expected to be at least partially offset by increased China tariffs and higher than expected inbound shipping costs.

•	SG&A expense of $53.5 to $55.5 million compared to non-GAAP adjusted SG&A expense of $57.1 million in the prior year fourth quarter.

•
Diluted earnings per share of $0.22 to $0.25, based on diluted weighted-average shares outstanding of 35.1 million and an effective tax rate of 25.0%. On a non-GAAP basis, adjusted net income totaled $11.8 million, or $0.33 per diluted share, in the prior year fourth quarter.

•	Inventory of $90 to $100 million at fiscal year end, compared to $87.8 million at last fiscal year end.

For fiscal 2019, Company’s updated expectations are as follows:

•	Net revenues of $412 to $417 million compared to $454.6 million in fiscal 2018.

•
A gross profit percentage of 57.1% to 57.3% compared to the non-GAAP adjusted gross profit percentage of 56.1% in fiscal 2018. The expected gross profit percentage improvement relates to reduced reliance on clearance and improved full-price selling, lower product costs, and operational improvements.

•	SG&A expense of $210 to $212 million compared to non-GAAP adjusted SG&A expense of $221.4 million in fiscal 2018, reflecting expense management and implementation of Vision 20/20 savings.

•
Diluted earnings per share of $0.57 to $0.60, based on diluted weighted-average shares outstanding of 35.5 million and an effective tax rate of 25.0%. On a non-GAAP basis, adjusted diluted earnings per share totaled $0.60 last year.

•	Net capital spending of approximately $8 million compared to $11.8 million in the prior year.

The aforementioned fourth quarter and fiscal year guidance includes an approximate 40 basis point impact on gross margin rate, equating to $0.01 per diluted share, from the incremental 10% tariff on specified goods produced in China that went into effect in September 2018.

The prior fiscal year contained an extra (53rd) week. Management estimates that the additional week contributed approximately $4.1 million in net revenues and increased diluted earnings per share by approximately $0.01 for fiscal 2018.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including prior year gross profit; selling, general, and administrative expenses; operating income; net income and diluted net income per share, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the third quarter is scheduled for today, Wednesday, December 12, 2018, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (877) 718-5107, and enter the access code 5973403. A replay will be available shortly after the conclusion of the call and remain available through December 26, 2018. To access the recording, listeners should dial (844) 512-2921, and enter the access code 5973403.

About Vera Bradley

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace.

Vera Bradley offers a multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, the Company’s online outlet site, and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,300 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, third-party inventory liquidators, and royalties recognized through licensing agreements.

The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement Vision 20/20; possible inability to successfully implement our long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our single distribution facility; and possible ramifications from the payment card incident disclosed in October 2016. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 3, 2018. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116
Media:
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	November 3, 2018	February 3, 2018	October 28, 2017
Assets
Current assets:
Cash and cash equivalents	$62,314	$68,751	$71,272
Short-term investments	46,026	54,150	21,733
Accounts receivable, net	23,514	15,566	27,380
Inventories	96,275	87,838	100,121
Income taxes receivable	5,314	4,391	3,589
Prepaid expenses and other current assets	10,620	11,327	10,948
Total current assets	244,063	242,023	235,043
Property, plant, and equipment, net	79,936	86,463	89,230
Long-term investments	23,247	15,515	15,052
Deferred income taxes	4,687	5,385	13,532
Other assets	1,076	1,283	1,548
Total assets	$353,009	$350,669	$354,405
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,651	$13,503	$21,001
Accrued employment costs	9,587	13,616	13,054
Other accrued liabilities	13,733	12,343	15,128
Income taxes payable	1,292	812	964
Total current liabilities	39,263	40,274	50,147
Long-term liabilities	23,864	25,112	26,319
Total liabilities	63,127	65,386	76,466
Shareholders’ equity:
Additional paid-in-capital	94,342	91,192	90,651
Retained earnings	283,375	270,783	262,270
Accumulated other comprehensive loss	(143)	(114)	(48)
Treasury stock	(87,692)	(76,578)	(74,934)
Total shareholders’ equity	289,882	285,283	277,939
Total liabilities and shareholders’ equity	$353,009	$350,669	$354,405

Vera Bradley, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net revenues	$97,688	$114,095	$297,904	$322,648
Cost of sales	40,536	50,266	126,396	142,826
Gross profit	57,152	63,829	171,508	179,822
Selling, general, and administrative expenses	51,866	63,511	156,341	181,029
Other income	57	144	280	574
Operating income (loss)	5,343	462	15,447	(633)
Interest income, net	(175)	(122)	(677)	(257)
Income (loss) before income taxes	5,518	584	16,124	(376)
Income tax expense	1,292	225	3,986	1,121
Net income (loss)	$4,226	$359	$12,138	$(1,497)
Basic weighted-average shares outstanding	35,219	35,885	35,431	36,081
Diluted weighted-average shares outstanding	35,496	35,959	35,654	36,081

Basic net income (loss) per share	$0.12	$0.01	$0.34	$(0.04)
Diluted net income (loss) per share	$0.12	$0.01	$0.34	$(0.04)

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	November 3, 2018	October 28, 2017
Cash flows from operating activities
Net income (loss)	$12,138	$(1,497)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property, plant, and equipment	12,402	14,992
Impairment charges	—	5,852
Provision for doubtful accounts	154	138
Stock-based compensation	3,697	2,522
Deferred income taxes	540	7
Cash gain on investments	32	154
Other non-cash charges, net	266	38
Changes in assets and liabilities:
Accounts receivable	(7,442)	(4,205)
Inventories	(8,688)	2,162
Prepaid expenses and other assets	1,074	670
Accounts payable	1,313	(11,085)
Income taxes	(443)	84
Accrued and other liabilities	(3,440)	(2,341)
Net cash provided by operating activities	11,603	7,491
Cash flows from investing activities
Purchases of property, plant, and equipment	(6,605)	(8,923)
Purchases of investments	(55,144)	(44,412)
Proceeds from maturities and sales of investments	55,209	37,600
Net cash used in investing activities	(6,540)	(15,735)
Cash flows from financing activities
Tax withholdings for equity compensation	(547)	(610)
Repurchase of common stock	(10,795)	(6,126)
Payments of debt-issuance costs	(160)	(113)
Net cash used in financing activities	(11,502)	(6,849)
Effect of exchange rate changes on cash and cash equivalents	2	(10)
Net decrease in cash and cash equivalents	(6,437)	(15,103)
Cash and cash equivalents, beginning of period	68,751	86,375
Cash and cash equivalents, end of period	$62,314	$71,272
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$3,921	$852
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of November 3, 2018 and October 28, 2017	$319	$138
Expenditures incurred but not yet paid as of February 3, 2018 and January 28, 2017	$—	$—
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of November 3, 2018 and October 28, 2017	$455	$1,779
Expenditures incurred but not yet paid as of February 3, 2018 and January 28, 2017	$1,183	$2,204

Vera Bradley, Inc.
Third Quarter Fiscal 2019
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended November 3, 2018
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$51,866	$—	$51,866
Operating income	5,343	—	5,343
Income before income taxes	5,518	—	5,518
Income tax expense	1,292	—	1,292
Net income	4,226	—	4,226
Diluted net income per share	$0.12	$—	$0.12

Direct segment operating income	$14,259	$—	$14,259
Indirect segment operating income	$10,075	$—	$10,075
Unallocated corporate expenses	$(18,991)	$—	$(18,991)

[1]There were no Other Items identified during the third quarter of fiscal 2019

Vera Bradley, Inc.
Third Quarter Fiscal 2018
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended October 28, 2017
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Vision 20/20 Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$63,829	$(1,019)	[1]	$64,848
Selling, general, and administrative expenses	63,511	11,547	[2]	51,964
Operating income (loss)	462	(12,566)		13,028
Income (loss) before income taxes	584	(12,566)		13,150
Income tax expense (benefit)	225	(4,624)	[3]	4,849
Net income (loss)	359	(7,942)		8,301
Diluted net income (loss) per share	$0.01	$(0.22)		$0.23

Direct segment operating income (loss)	$11,238	$(6,400)	[4]	$17,638
Indirect segment operating income (loss)	$10,519	$(1,730)	[5]	$12,249
Unallocated corporate expenses	$(21,295)	$(4,436)	[6]	$(16,859)

[1]Items include $935 for inventory adjustments related to certain product categories as a result of Vision 20/20 initiatives and $84 for severance charges
[2]Items include $5,852 for store impairment charges; $2,767 for severance charges; $2,325 for strategic consulting charges; $399 for a lease termination charge, net; and $204 for other Vision 20/20 charges

[3]Related to the tax impact of the charges mentioned above
[4]Includes $5,852 for store impairment charges; $399 for a lease termination charge, net; $115 for severance charges; and $34 for other Vision 20/20 charges
[5]Includes $935 for inventory adjustments; $680 for severance charges; and $115 for other Vision 20/20 charges
[6]Includes $2,325 for strategic consulting charges; $2,056 for severance charges; and $55 for other Vision 20/20 charges

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended November 3, 2018
(in thousands, except per share amounts)
(unaudited)

	Thirty-Nine Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$156,341	$—	$156,341
Operating income	15,447	—	15,447
Income before income taxes	16,124	—	16,124
Income tax expense	3,986	—	3,986
Net income	12,138	—	12,138
Diluted net income per share	$0.34	$—	$0.34

Direct segment operating income	$43,867	$—	$43,867
Indirect segment operating income	$27,186	$—	$27,186
Unallocated corporate expenses	$(55,606)	$—	$(55,606)

[1]There were no Other Items identified during the first, second and third quarters of fiscal 2019

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended October 28, 2017
(in thousands, except per share amounts)
(unaudited)

	Thirty-Nine Weeks Ended
	As Reported	Vision 20/20 Items and Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$179,822	$(1,019)	[1]	$180,841
Selling, general, and administrative expenses	181,029	16,707	[2]	164,322
Operating (loss) income	(633)	(17,726)		17,093
(Loss) income before income taxes	(376)	(17,726)		17,350
Income tax expense (benefit)	1,121	(6,521)	[3]	7,642
Net (loss) income	(1,497)	(11,205)		9,708
Diluted net (loss) income per share	$(0.04)	$(0.31)		$0.27

Direct segment operating income (loss)	$35,362	$(6,735)	[4]	$42,097
Indirect segment operating income (loss)	$27,797	$(1,730)	[5]	$29,527
Unallocated corporate expenses	$(63,792)	$(9,261)	[6]	$(54,531)

[1]Items include $935 for inventory adjustments related to certain product categories as a result of Vision 20/20 initiatives and $84 for severance charges
[2]Items include $5,852 for store impairment charges; $5,268 for severance charges; $4,649 for strategic consulting charges; $734 for lease termination charges, net; and $204 for other Vision 20/20 charges

[3]Related to the tax impact of the charges mentioned above
[4]Includes $5,852 for store impairment charges; $734 for lease termination charges, net; $115 for severance charges; and $34 for other Vision 20/20 charges
[5]Includes $935 for inventory adjustments; $680 for severance charges; and $115 for other Vision 20/20 charges
[6]Includes $4,649 for strategic consulting charges; $4,557 for severance charges; and $55 for other Vision 20/20 charges